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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-78845 of Alliance Resource Management GP, LLC, on Form S-1 of our report dated June __, 1999, relating to the balance sheet of Alliance Resource Management GP, LLC, which expresses an unqualified opinion appearing in the Prospectus, which is part of such Registration statement, and the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche LLP
Tulsa, Oklahoma
June __, 1999



The above Independent Auditors' Consent for Alliance Resource Management GP, LLC, is in the form which will be signed by Deloitte & Touche LLP upon completion of the organization and capitalization of this entity assuming that no material events have occurred which would affect the balance sheet and related footnote.



Deloitte & Touche LLP
Tulsa, Oklahoma
June 29, 1999